HUMAN RESOURCES ONLY	SECTION:	2
HRS-HRM-PP-01	SUBSECTION:	1.1
CAREER DEVELOPMENT EMPLOYMENT Executive Severance Benefit

1	POLICY

The Company will provide executives that are terminated for the convenience of the Company with the severance benefits as defined herein. Whether a termination is for the convenience of the Company will be determined by the Executive Compensation Committee in its sole discretion.

2	PURPOSE

The purpose of this policy is to define the executive severance policy of the Company.

3	SCOPE

This policy shall apply to all executives as defined hereinafter. An executive for purposes of this policy is defined as an employee that holds a job title of vice president or higher, including without limitation a vice president, senior vice president, executive vice president, chief operating officer, president and executive chairman. No benefit shall be payable under this policy to employees who enter into separate written severance agreements with the Company after the effective date of this policy and who are entitled to receive severance payments thereunder as a result of their termination of employment. As a condition precedent to eligibility each employee will be required to execute a binding release satisfactory to the Company pursuant to which such employee releases the Company from any liability in connection with employment by the Company. Without limiting the generality of the foregoing, a corporate officer position held by an individual in any subsidiary of Transocean Inc. shall not be considered in the determination of whether such individual is an executive for purposes hereof.

4	PROCEDURE

Executives who are terminated for reasons defined under this policy shall be provided the following payments, benefits and other services as hereinafter defined.

4.1           Base Salary

The Company will pay base salary up to the date of termination.

4.2           Bonus

The Company will pay the executive a prorata share of the bonus opportunity, to the extent not otherwise payable, up to the date of termination at the then projected year end rate of payout, in an amount, if any, as determined by the Committee in its sole discretion.

4.3           Severance

The executive will be eligible to receive a lump sum cash severance payment equal to one year base salary calculated using the annual salary rate in effect at the time of termination.

Hardcopies are printed from an electronic system and are not controlled
ISSUE NO:	01	REVISION NO:	01	PAGE	OF
REVISION DATE:		February 1, 2005		1	2

HUMAN RESOURCES ONLY	SECTION:	2
HRS-HRM-PP-01	SUBSECTION:	1.1
CAREER DEVELOPMENT EMPLOYMENT Executive Severance Benefit

4.4           Long Term Incentives

Terminations made under the provisions of this policy shall for purposes of any long term incentive awards held by the executive be deemed "For the Convenience of the Company", as defined within the individual LTIP award letters.

4.5           Outplacement

The executive will be eligible to receive outplacement services the duration and costs for which shall be determined by the then prevailing Human Resources’ practice concerning use of outplacement services, and in no event should exceed a cost to the Company of  5% of the base annual salary of the executive.

4.6           Other Benefits

Any other termination benefits will be managed consistent with current severance practices for non-executive employees.

5	RESPONSIBILITY

Except as otherwise stated herein, this policy will be administered by the Vice President of Human Resources. This policy is subject to review, change or cancellation at any time at the sole discretion of the Executive Compensation Committee of Transocean Inc.

6	EFFECTIVE DATE

The effective date of this policy is February 09, 2005

Hardcopies are printed from an electronic system and are not controlled
ISSUE NO:	01	REVISION NO:	01	PAGE	OF
REVISION DATE:		February 1, 2005		2	2